Exhibit 99.01
Glu Mobile Inc.
2010 Executive Bonus Plan

Eligibility:	1. All Section 16(b) Officers

2. All eligible employees must be employed on the last day of the year to be eligible for the bonus.

Bonus Level:	Target bonus levels are specified as a fixed percentage of the executive’s annual base salary at the time the bonus is awarded. The exact percentage is specified in the executive’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”).

Frequency:	Awarded 100% on an annual basis.

Components of Bonus:	The total bonus is composed of six parts:

1. 20% of the bonus is awarded based on the company achieving three key metrics in the Persistent/Freemium Games category;

2. 20% of the bonus is awarded based on the company achieving two key metrics in the Studio category;

3. 10% of the bonus is awarded based on the company achieving the Feature Phone Business goal;

4. 10% of the bonus is awarded based on the company achieving the Building Customer Base goal.

5. 20% of the bonus is awarded based on the company achieving three key metrics in the Revenue and Gross Margin category; and

6. 20% of the bonus is awarded based on the company achieving two key metrics in the Operating Margin, Cash and Liquidity category.

For each category comprised of two or more key metrics, a portion of the bonus for such category shall be awarded for achievement of one or more of the key metrics even if all key metrics for such category have not been achieved. The key metrics in a category may or may not be weighted equally.

The Committee shall establish the specific goals and key metrics for each component of the bonus and the weighting allocated to each goal or key metric.

There are additive compensation components of up to 50% additional payout based on over-achievement in the areas of Operational Revenue, Operating Margin and Ending Cash.

Payment Timing:	All bonus payments made under this Bonus Plan shall be made no later than March 15, 2011.

Effective Date:	April 8, 2010.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.